The Scotts Miracle-Gro Company NEWS

ScottsMiracle-Gro Increases Full-Year Fiscal 2009 Outlook to Reflect Continued Strength of the
Consumer Lawn & Garden Category

Company now expects adjusted earnings of $2.35 to $2.45 per share;
Free cash flow outlook also improves to a minimum of $180 million

MARYSVILLE, Ohio (June 17, 2009) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today updated its financial outlook for fiscal 2009 based on strong continued demand for its products in the United States. The Company said it expects adjusted earnings for fiscal 2009 to be in a range of $2.35 to $2.45 per share.

The Company also updated its fiscal 2009 outlook for free cash flow to a minimum of $180 million.

Consumer purchases of the Company’s products in the U.S., as measured by point-of-sale data from its largest retail partners, were up 17 percent on a fiscal year-to-date basis through the end of May, with particular strength in gardening-related categories. Consumer purchases of growing media products improved 23 percent through May compared with the same period last year. Consumer purchases of lawn fertilizer increased 19 percent. Similar trends remained in place through the first half of June.

“The high level of consumer engagement we’ve seen this season is a testament to three things: the coordinated approach to marketing and promotion between us and our retail partners; our increased advertising spend throughout the season and improved creative direction; and a 30 percent increase in the number of hours our sales force has spent in retail stores,” said Jim Hagedorn, chairman and chief executive officer. “These factors have helped to drive strong momentum beyond the peak of the season, and we’re hopeful it will continue through the balance of the fiscal year.”

In addition to the strength of the Global Consumer segment, Scotts LawnService is now expected to report strong earnings improvement despite lower year-over-year revenue and customer count.

“The performance at Scotts LawnService this year is due to the outstanding work of Peter Korda and his entire team,” Hagedorn continued. “By accurately projecting challenges and aggressively managing costs, they are exceeding expectations and may even be positioned to deliver a record level of earnings this year, a significant achievement given the current economic environment.”

Company-wide sales are expected to increase 7 to 8 percent, excluding the impact of recall and registration matters and foreign currency. On a reported basis, that translates to an expected improvement of 4 to 5 percent.

The Company’s previous guidance assumed adjusted earnings in a range of $2.10 to $2.30 per share and free cash flow between $150 million and $170 million.

About ScottsMiracle-Gro

With nearly $3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro®, Ortho® and Smith & Hawken brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.

Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:

•	Adverse weather conditions could adversely affect the Company’s sales and financial results;

•	Failure to remain in compliance with the Company’s debt covenants could result in the acceleration of the indebtedness, increase the Company’s interest expense and harm the Company’s ability to obtain additional credit or maintain its existing credit without significant costs, and therefore, could adversely affect the Company’s liquidity and financial health;

•	Public perceptions regarding the safety of our products, and/or compliance with heightened environmental and other public health regulations, could increase the Company’s cost of doing business and/or negatively impact sales;

•	Costs associated with the Company’s previously announced product recalls and product registration issues and the corresponding governmental investigation, including legal expenses, and potential fines, penalties and/or judgments could adversely affect the Company’s financial results;

•	The loss of one or more of the Company’s top customers could adversely affect the Company’s financial results because of the concentration of the Company’s sales with a small number of retail customers;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.

Contact:

Jim King

Senior Vice President

Investor Relations & Corporate Affairs

(937) 578-5622